The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 10, 2025

Filed under Rule 424(b)(3), Registration Statement No. 333-275151
Pricing Supplement No. 40 - Dated Monday, November 10, 2025 (To: Prospectus Dated October 24, 2023 and Prospectus Supplement Dated November 1, 2024)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743LBH5	[ ]	100.000%	3.150%	[ ]	Fixed	5.750%	Semi- Annual	11/15/2055	05/15/2026	$27.95	Yes	Subordinated Notes

Redemption Information:
Callable at the Issuer’s option, in whole or from time to time in part, on any day on or after 11/15/2030 (the “Par Call Period”) at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

	Offering Date: Monday, November 10, 2025 through Monday, November 17, 2025	National Rural Utilities Cooperative Finance Corp
National Rural Utilities Cooperative Finance Corp	Trade Date: Monday, November 17, 2025 @12:00 PM ET	Subordinated Notes (Subordinated Deferrable Interest Notes)
Settle Date: Thursday, November 20, 2025
	Minimum Denomination/Increments:$1,000.00/$1,000.00	Prospectus dated October 24, 2023 and
	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement Dated: November 1, 2024
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, Wells Fargo Clearing Services, LLC

Trustee: U.S. Bank Trust Company, National Association

Notes will be sold to you at the selling price specified in this Pricing Supplement. The Purchasing Agent shall purchase notes from us at the selling price less the applicable gross concession specified in this Pricing Supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee [investment or advisory] accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession.